As filed with the Securities and Exchange Commission on February 26, 2024

Registration No. 333-253486

Registration No. 333-269505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-253486

REGISTRATION STATEMENT NO. 333-269505

UNDER

THE SECURITIES ACT OF 1933

GRACELL BIOTECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building 12, Block B, Phase II

Biobay Industrial Park

218 Sangtian St.

Suzhou Industrial Park, 215123

People’s Republic of China

+86-512-6262-6701

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Third Amended and Restated 2017 Employee Stock Option Plan

2020 Share Incentive Plan
(Full title of the plan)

CT Corporation System

28 Liberty Street

New York, NY 10005

+1 212-894-8490

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

DEREGISTRATION OF SECURITIES

Gracell Biotechnologies Inc. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statements:

•	Registration Statement (No. 333-253486), filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2021, with respect to a total of 20,298,214 ordinary shares of the Registrant, par value $0.0001 per share, thereby registered for offer or sale under the Third Amended and Restated 2017 Employee Stock Option Plan and the 2020 Share Incentive Plan.

•	Registration Statement (No. 333-269505), filed with the Commission on February 1, 2023, with respect to a total of 7,026,464 ordinary shares of the Registrant, par value $0.0001 per share, thereby registered for offer or sale under the 2020 Share Incentive Plan.

On December 23, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AstraZeneca Treasury Limited, a private limited company incorporated under the laws of England and Wales (“Parent”), and Grey Wolf Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”).

On February 22, 2024 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving the Merger and becoming a direct, wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Suzhou, China, on February 26, 2024.

Gracell Biotechnologies Inc.

By:	/s/ David E. White
Name: David E. White
Title: Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.